Exhibit 99.1

Ocean Biomedical, Inc.

Ocean Biomedical and Aesther Healthcare Acquisition Corp. Announce the Award of New Patents for Novel Monospecific and Bispecific Antibodies that Suppress Multiple Cancer Types

Multiple Patents granted for Methods and Composition for Mono-specific and Bi-specific antibody approaches that suppress tumors by targeting and neutralizing elevated levels of chitinase 3-like-1 (CHI3L1) and other mediators.

Ocean Biomedical is expected to become a publicly traded company on the NASDAQ global market under the symbols “OCEA” and “OCEAW” following the closing of a Business Combination with Aesther Corporation

Providence, RI and New York, NY, Feb 9, 2023. Ocean Biomedical and Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA) announced today that Scientific Co-founder Dr. Jack A. Elias has been awarded multiple patents for his discoveries related to suppressing tumors by regulating CHI3L1 and several connected pathways. Dr. Elias, the former Chair of Yale’s Department of Medicine, and the Dean Emeritus of Medicine and Biological Sciences at Brown University, has been granted Methods and Compositions patents for mono-specific and bi-specific antibody approaches for use in multiple cancer types, including Prostate Cancer, Colon Cancer, Rectal Cancer, Ovarian Cancer, Kidney Cancer, Breast Cancer, Glioblastoma, Melanoma, Malignant Melanoma, and Lung Cancer.

These novel approaches to tumor suppression, are focused on controlling CHI3LI, other immune checkpoint inhibitors, and T-cell co-stimulators and have the potential to inhibit multiple different cancer pathways, and Dr. Elias is working with Ocean Biomedical to accelerate the translation of these discoveries into new treatments for patients in need. Recent studies from Ocean Biomedical have demonstrated that CHI3L1 is a critical regulator of a number of key cancer-causing pathways, highlighting its ability to inhibit tumor cell death (apoptosis), its inhibition of the expression of the tumor suppressors P53 and PTEN and its stimulation of the B-RAF protooncogene. Most recently Dr. Elias’s research team has discovered that CHI3L1 is a “master regulator” of ICPI, including key elements of the PD-1 and CTLA4 pathways. In accord with the importance of these pathways, he has also generated antibodies: 1.) a monoclonal antibody against CHI3L1, 2.) bispecific antibodies that simultaneously target CHI3L1 and PD-1, and 3.) a new bispecific antibody that simultaneously targets CHI3L1 and CTLA4. The impressive ability of these bispecific antibodies to control primary and metastatic lung cancer in murine experimental modeling systems have been discussed in detail in articles in the Journal of Clinical Investigation, and Frontiers in Immunology.

“We are especially excited that these mechanisms are not limited to one cancer type, but seem to operate across many anti-cancer pathways,” Dr. Elias said recently. “This is an unprecedented leap forward and we are very pleased to have their significance so broadly recognized by the Patent Office.”

“This patent protection will help Ocean Biomedical efficiently transform these CHI3L1 discoveries into treatments that have the potential to help patients in multiple cancer areas,” commented Dr. Chirinjeev Kathuria, the co-founder and Executive Chairman of Ocean Biomedical.

Suren Ajjarapu, Chairman and CEO of Aesther, commented, “Immunotherapy is the future of cancer care, and Aesther is proud to be partnering with Ocean Biomedical in advancing the development of their cancer treatments, along with their fibrosis treatments, and their global malaria program. We look forward to working with Ocean Biomedical to bring all of these therapies to patients, for the long-term shareholder value and the continued advancement of medical science.”

About Aesther Healthcare Acquisition Corp.

Aesther is a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Its principals possess public and private market investing experience and operational knowledge to bring value added benefits to Ocean Biomedical. The Aesther team has substantial experience investing in and operating businesses in multiple sectors, as well as a significant long-term track record in creatively structuring transactions to unlock and maximize value.

To learn more, visit www.aestherhealthcarespac.com.

About Ocean Biomedical

Ocean Biomedical, Inc. is a Providence, Rhode Island-based biopharma company with an innovative business model that accelerates the development and commercialization of scientifically compelling assets from research universities and medical centers. Ocean Biomedical deploys the funding and expertise to move new therapeutic candidates efficiently from the laboratory to the clinic, to the world. Ocean Biomedical is currently developing five promising discoveries that have the potential to achieve life-changing outcomes in lung cancer, brain cancer, pulmonary fibrosis, and the prevention and treatment of malaria. The Ocean Biomedical team is working on solving some of the world’s toughest problems, for the people who need it most.

To learn more, visit www.oceanbiomedical.com

Forward-Looking Statements

This press release contains certain statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws with respect to the proposed merger agreement between Aesther and Ocean Biomedical (the “Transaction”), including without limitation statements regarding the anticipated benefits of the proposed Transaction, the anticipated timing of the proposed Transaction, the implied enterprise value, future financial condition and performance of Ocean Biomedical and the combined company after the closing and expected financial impacts of the proposed Transaction, the satisfaction of closing conditions to the proposed Transaction, the level of redemptions of Aesther’s public stockholders and the products and markets and expected future performance and market opportunities of Ocean Biomedical. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “think,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “seeks,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

The announcement today is based solely on laboratory and animal studies. Ocean Biomedical has not conducted any studies that show similar efficacy or safety in humans. There can be no assurances that this treatment will prove safe or effective in humans, and that any clinical benefits of this treatment is subject to clinical trials and ultimate approval of its use in patients by the FDA. Such approval, if granted, could be years away.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Aesther’s securities; (ii) the risk that the proposed Transaction may not be completed by Aesther’s business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the proposed Transaction, including the approval of the Merger Agreement by the stockholders of Aesther, the satisfaction of the minimum net tangible assets and minimum cash at closing requirements and the receipt of certain governmental, regulatory and third party approvals; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (v) the failure to achieve the minimum amount of cash available following any redemptions by Aesther’s stockholders; (vi) redemptions exceeding anticipated levels or the failure to meet The Nasdaq Global Market’s initial listing standards in connection with the consummation of the proposed Transaction; (vii) the effect of the announcement or pendency of the proposed Transaction on Ocean Biomedical’s business relationships, operating results, and business generally; (viii) risks that the proposed Transaction disrupts current plans and operations of Ocean Biomedical; (ix) the outcome of any legal proceedings that may be instituted against Ocean Biomedical or against Aesther related to the Merger Agreement or the proposed Transaction ; (x) changes in the markets in which Ocean Biomedical’s competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; (xi) changes in domestic and global general economic conditions; (xii) risk that Ocean Biomedical may not be able to execute its growth strategies; (xiii) risks related to the ongoing COVID-19 pandemic and response, including supply chain disruptions; (xiv) risk that Ocean Biomedical may not be able to develop and maintain effective internal controls; (xv) costs related to the proposed Transaction and the failure to realize anticipated benefits of the proposed Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; (xvi) the ability to recognize the anticipated benefits of the proposed Transaction and to achieve its commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Ocean Biomedical to grow and manage growth economically and hire and retain key employees; (xvii) the risk that Ocean Biomedical may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; (xviii) the ability to develop, license or acquire new therapeutics; (xix) the risk that Ocean Biomedical will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xx) the risk that Ocean Biomedical, post-combination, experiences difficulties in managing its growth and expanding operations; (xxi) the risk of product liability or regulatory lawsuits or proceedings relating to Ocean Biomedical’s business; (xxii) the risk of cyber security or foreign exchange losses; (xxiii) the risk that Ocean Biomedical is unable to secure or protect its intellectual property; and (xxiv) those factors discussed in Aesther’s filings with the SEC and that that will be contained in the proxy statement relating to the proposed Transaction .

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the preliminary proxy statement and the amendments thereto, the definitive proxy statement, and other documents to be filed by Aesther from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while Ocean Biomedical and Aesther may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither of Ocean Biomedical or Aesther gives any assurance that Ocean Biomedical or Aesther, or the combined company, will achieve its expectations. These forward-looking statements should not be relied upon as representing Aesther’s or Ocean Biomedical’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact

IR@aestherhealthcarespac.com

Ocean Biomedical Media Relations

Sean Leous

ICR Westwicke

Sean.Leous@westwicke.com